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                                                                EXHIBIT NO. 99.1

                          TRUSTEE'S DISTRIBUTION REPORT

To the Holders of:

CABCO Trust for Texaco Capital Inc. Guaranteed Debentures (the "Trust") Coupon Certificates (Class C-21), CUSIP: 1267H0 AW5 (the "Coupon
Certificates").

HSBC Bank USA, National Association, as trustee (the "Trustee") for the Trust hereby gives notice with respect to the distribution occurring on April 1, 2005 (the "Distribution Date") as follows:

      1. The aggregate amount of the distribution payable to the holders of the Coupon Certificates on the Distribution Date was $2,277,000.00, which represents the aggregate face amount of the Coupon Certificates.

      2. The aggregate amount due and not paid on the Coupon Certificates as of the Distribution Date is $0. The aggregate face amount of the outstanding coupon certificates of the Trust (Class C-22 through Class C-75) is $122,958,000 and no amounts are due and payable with respect to such coupon certificates at this time.

      3. The aggregate stated principal amount of Texaco Capital Inc. 8 5/8% Guaranteed Debentures due April 1, 2032 (the "Underlying Securities") as of such Distribution Date was $52,800,000.00.

      4. The applicable interest rate on the Underlying Securities: 8 5/8 % per annum. The interest rate applicable to the Underlying Securities for the immediately following Underlying Securities interest accrual period is 8 5/8 % per annum.

      5. The amounts received by the Trustee in respect of the Underlying Securities during the immediately preceding Underlying Securities interest accrual period was $2,277,000.00.

      6. The aggregate certificate principal balance of the Trust Principal Certificates was $52,800,000.00 at the close of business on the business day immediately preceding the Distribution Date.

      7. The current ratings of the Underlying Securities are not provided in this report. Ratings can be obtained from Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., by calling 212-438-2400 and from Moody's Investors Service, Inc. by calling 212-553-0377.

      8.    No fees have been paid to the Trustee from the assets of the Trust.
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                                       HSBC BANK USA, NATIONAL ASSOCIATION, as
                                       Trustee of CABCO Trust for Texaco Capital
                                       Inc. Guaranteed Debentures




                                       By:   /s/ Gloria Alli
                                             ---------------------------------
                                             Name:  Gloria Alli
                                             Title:  Assistant Vice President